Exhibit 23.4

INDEPENDENT AUDITOR’S CONSENT
We consent to the incorporation by reference in this Registration Statement No. 333-185262 on Amendment No. 1 to Form S-4 of Calumet Specialty Products Partners, L.P. of our report dated November 14, 2012, relating to the combined financial statements of Montana Refining Company, Inc. and Great Divide Pipeline Corporation, appearing in the Current Report on Form 8-K of Calumet Specialty Products Partners, L.P. dated December 4, 2012 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Chartered Accountants
January 3, 2013
Calgary, Canada